Exhibit p.20

CODE OF ETHICS

AUGUST 2025

This Code of Ethics is strictly confidential and the property of Seiga Asset Management Limited (the “Company”) and forms part of and should be read together with the Company’s Compliance Manual. Capitalized terms used but not defined in this Code of Ethics shall be defined as set forth in the Compliance Manual. No part of it may be disclosed to outside parties without the prior written consent of Senior Management of the Company. Team Members in possession of this Code of Ethics must return it to the Company on or prior to termination of your employment or consulting arrangement with the Company.

TABLE OF CONTENTS

SECTION 1 OVERVIEW		3

1.1	KEY PRINCIPLES	3
1.2	COMPLIANCE WITH APPLICABLE SECURITIES LAWS	3
1.3	EMPLOYEE EDUCATION	3
1.4	VIOLATIONS OF THE CODE OF ETHICS	3
1.5	ANNUAL ADMINISTRATION OF THE CODE OF ETHICS	4

SECTION 2 EMPLOYEE PERSONAL DEALING RULES		5

2.1	OVERVIEW	5
2.2	SCOPE AND INTENTION OF PERSONAL DEALING RULES	5
2.3	COVERED PERSONS	6
2.4	PROHIBITED PERSONAL ACCOUNT DEALINGS	6
2.5	PERMITTED INVESTMENTS (NO APPROVAL OR REPORTING REQUIRED)	6
2.6	RESTRICTED INVESTMENTS (PRIOR APPROVAL REQUIRED)	7
2.7	ADDITIONAL REQUIREMENTS	7
2.8	DECLARATION OF BROKERAGE ACCOUNTS AND HOLDINGS AND TRANSACTION REPORTS	8
2.9	SPECIAL CONSIDERATION WITH REGARD TO JAPANESE BROKERAGE ACCOUNTS	9
2.10	PRIVATE INVESTMENTS	9
2.11	RECORD KEEPING	9
2.12	AMENDMENT AND ADDITIONS	10

SECTION 3 CONFLICTS OF INTEREST		11

3.1	CONFLICTS OF INTEREST	11
3.2	OUTSIDE BUSINESS ACTIVITIES	11
3.3	DISCLOSURE OF PERSONAL RELATIONSHIPS	12

SECTION 4 GIFTS, BENEFITS IN KIND, AND RECIPROCAL ARRANGEMENTS		13

4.1	PROHIBITION ON INDUCEMENTS, GIFTS, AND PERSONAL BENEFITS	13
4.2	“COMPENSATION” UNDER SECTION 17(E)(1)	13
4.3	POLICIES ON RECEIVING GIFTS	13
4.4	POLICIES ON GIVING GIFTS TO CLIENTS, INVESTORS AND GOVERNMENT OFFICIALS	14

SECTION 1 OVERVIEW

1.1	Key Principles

The Company has a fiduciary duty to place the interests of the Funds before the interests of the Company and our Team Members. A fiduciary is charged with a higher standard of care and having a higher degree of knowledge than the average person. The duty required in a fiduciary relationship exceeds that which is acceptable in many other business relationships.

In order to assist the Company and our Team Members in meeting our obligations as a fiduciary, the Company has adopted this Code of Ethics (the “Code of Ethics”). The Code of Ethics applies to all of the Company’s Team Members and Directors.

The following key principles form the bedrock of the Company’s Code of Ethics:

1.1.1	The Company and Team Members must act honestly, fairly and in the best interests of the Funds;

1.1.2	Conflicts should be avoided between the interests of the Funds and the interests of the Company and Team Members;

1.1.3	Team Members must not take inappropriate advantage of their positions at the Company; and

1.1.4	Information concerning Clients and their investors should be kept confidential.

The above key principles apply to all conduct, whether or not the conduct is also covered by more specific polices, standards or procedures. The Company believes that these key principles help us fulfil our fiduciary obligations, and also protect the Company’s reputation and instil in our Team Members the Company’s commitment to honesty, integrity and professionalism.

1.2	Compliance with Applicable Securities Laws

All Team Members are required to comply with applicable securities laws in relevant jurisdictions, including in the United States and Hong Kong. In addition to the listed jurisdictions, the Company and Team Members are generally subject to the applicable securities laws in any jurisdiction where they conduct business, whether in the public or private markets. Team Members should contact the Compliance Team if they are unfamiliar with the rules in a particular jurisdiction, and the Compliance Team will consult with local counsel in such jurisdiction if appropriate.

1.3	Employee Education

All Team Members will be provided a copy of the Code of Ethics and the Compliance Manual, and are required to acknowledge receipt of the same in writing. In addition, the Company will provide Team Members with training on the material contents thereof.

1.4	Violations of the Code of Ethics

All Team Members must immediately report any violation of the Code of Ethics to the Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. Reports may be submitted anonymously. The Company will not retaliate against any Team Member who reports a violation of the Code of Ethics in good faith and any retaliation constitutes a further violation of the Code of Ethics. The Compliance Officer will keep records of any violation of the Code of Ethics and of any action taken as a result of the violation.

Any violation of the Code of Ethics may result in disciplinary action. The Compliance Officer, together with Senior Management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment or consulting arrangements with the Company. Under certain circumstances, the Company may also be required to report certain violations of the Code of Ethics to regulatory authorities.

1.5	Annual Administration of the Code of Ethics

On an annual basis, the Compliance Officer shall review this Code of Ethics and any violations under this Code of Ethics. The Compliance Officer will also keep a record (for a seven-year period) of this Code of Ethics and of any amendment to it.

The Compliance Officer shall write a report to the Board of Directors of any client regulated under the Investment Company Act of 1940 (a “40 Act Fund”) documenting any issues, including any material violations, and any Company response to such violations. The Company shall also execute any quarterly and annual certifications required by any 40 Act Fund with regard to the fact that it has adopted policies and procedures necessary to prevent violations of this Code of Ethics.

SECTION 2  EMPLOYEE PERSONAL DEALING RULES

2.1	Overview

A Licensed Corporation must take reasonable steps to ensure that any personal account transaction in a designated investment undertaken by any of its employees (“PA Dealing”) does not conflict with the firm’s duties to its Clients or contravene applicable provisions of the SFO. In addition, the Company must comply with Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act, which require Access Persons (as defined below) to report their PA Dealing, including transactions in investment products managed by the adviser. “Access Persons” are defined in both Rule 204A-1 and Rule 17j-1 as supervised persons who have access to non-public information regarding clients’ purchase or sale of securities, who are involved in making securities recommendations to clients, or who have access to recommendations that are non-public. Given the Company’s scope of operations, all Team Members are considered Access Persons. The Company has adopted the following rules for its Team Members’ PA Dealing (the “PA Dealing Rules”).

2.2	Scope and Intention of Personal Dealing Rules

2.2.1

The PA Dealing Rules seek to ensure that the Company maintains adequate arrangements with regard to the above and to prevent any relevant person who (i) is involved in activities that may give rise to a conflict of interest; (ii) has access to MNPI or Market Sounding Information; or (iii) has access to other confidential information relating to the Fund or transactions with or for Clients, from undertaking PA Dealing which meets one of the following prohibited actions:

2.2.1.1

Making transactions which (i) the person was prohibited from entering into under the SFO or applicable rules or guidelines; (ii) involve the misuse or improper disclosure of confidential information; and (iii) conflict or are likely to conflict with an obligation of the Company to the Fund under the regulatory system;

2.2.1.2	Advising or procuring any other person to enter into a transaction in designated investments which would be covered by any of the above; or

2.2.1.3

Disclosing, other than in the normal course of business, any information or opinion to any other person if the disclosing person knows that the receiving person will or would be likely to undertake PA Dealing, or advise another person to do so.

2.2.2

The PA Dealing Rules are designed to protect Team Members and the Company from any concern or suspicion over PA Dealing and in particular that Team Members have used ‘inside information’ obtained by virtue of their employment or consulting arrangement for personal gain or for the benefit of the Company.

2.2.3	Team Members are responsible for observing the PA Dealing Rules in relation to their PA Dealing and are required to familiarize themselves with the PA Dealing Rules prior to any dealing.

2.3	Covered Persons

The PA Dealing Rules apply to:

2.3.1	All Team Members as well as the following persons (each, a “Related Person”):

2.3.1.1

A Team Member’s spouse and children under the age of 21, whether or not living with the Team Member, and relatives or other individuals living with the Team Member or for whose support the Team Member is wholly or partially responsible; and

2.3.1.2	Legal or other entities related to a Team Member (e.g., companies, trusts and estates with which he/she is connected or with which he/she has a shared interest); and

2.3.2	Other natural persons whose services are placed at the disposal and under the control of the Company and any outsourced provider whose purpose is the provision of Regulated Activities.

References in these PA Dealing Rules to Team Members should be interpreted as including all the above such persons.

2.4	Prohibited Personal Account Dealings

2.4.1	Buying or selling any single name security, company, or investment product (“Security”) is prohibited

2.4.1.1	at any time the Fund is invested in such Security;

2.4.1.2

at any time the Security is in the Company’s “library,” which is a list of Securities that have already undergone analysis and evaluation for investment pending pricing, timing and/or other considerations;

2.4.1.3	within 15 trading days after the Fund has exited a Security; and

2.4.1.4	where the Security has been held for less than 60 days.

2.4.2	A Security held predating employment or consulting with the Company may continue to be held but trading therein is prohibited if the Security meets the provisions of Section 2.4.1.

2.4.3	Buying or selling any Security for which the Team Member is in possession of MNPI or Market Sounding Information is STRICTLY prohibited.

2.5	Permitted Investments (No Approval or Reporting Required)

Investments in the following are permitted without any requirement for approval or reporting:

2.5.1	Registered open-ended collective investment schemes including mutual funds, open-ended investment companies or unit trusts that aren’t advised by the Company;

2.5.2	Highly liquid commodities and currencies (e.g. gold and USD);

2.5.3	Foreign exchange or broad-based index products;

2.5.4	Transactions in Government issues including those issued by local authorities and government agencies;

2.5.5	Securities which are direct obligations of an OECD country (e.g. U.S. Treasuries);

2.5.6	High quality short-term debt instruments, including, but not limited to bankers’ acceptances, bank certificate of deposit, commercial paper and repurchase agreements;

2.5.7	Non-volitional trades such as receipt of securities pursuant to a stock dividend; and

2.5.8	Automatic transactions such as purchases of stock pursuant to an automatic dividend reinvestment plan.

2.6	Restricted Investments (Prior Approval Required)

2.6.1

Prior approval is required for Team Members to invest in any security not listed in Section 2.5 above, including without limitation, individual public company equities, bonds, warrants, futures, options and puts and calls on such individual company securities as well as exchange-traded closed end funds and exchange-traded funds which are designed to track an underlying index or set of securities (collectively, “Restricted Investments”).

2.6.2	Each Team Member who wishes to engage in PA Dealing of Restricted Investments must email to the Compliance Officer a completed personal share dealing form, which includes:

2.6.2.1	The name and ticker of the Security the Team Member wishes to trade;

2.6.2.2	Whether the proposed trade is a buy or sell order;

2.6.2.3	The quantity proposed to be bought or sold; and

2.6.2.4	A certification that the Team Member does not have any MNPI at the time of the request and trading.

2.6.3	The Compliance Officer will run checks and if approval is granted, the Team Member will be notified by email. Dealing permission is valid only until the end of the next trading day.

2.7	Additional Requirements

Team Members should also comply with the following general rules in relation to all personal trading, whether or not in a Restricted Investment:

2.7.1	Dealings for the Fund

Dealings on behalf of the Fund must always have priority over dealings by Team Members for their own account or on behalf of the Company.

2.7.2	Dealing through other persons

Team Members must trade in their own names, or that of the relevant Related Person, and must not avoid the rules by undertaking PA Dealing in the names of other persons. Therefore, if Team Members are precluded from entering into a transaction for their own account, they must not procure any other person to enter into such a transaction. An attempt to do so may be a criminal offence.

2.7.3	Availability of Funds

Team Members must not undertake PA Dealing unless they have sufficient funds available for settlement.

2.7.4	No Short-term Dealings

All investments must be held for a minimum period of at least 60 days.

2.7.5	Amount of time spent on PA Dealing

Team Members should ensure that PA Dealing is done on their personal time and does not distract them from their duties. The Company reserves the right to require Team Members to curtail PA Dealing activity deemed excessive, and failure to do so upon request may lead to disciplinary action.

2.7.6	Additional Information

If considered appropriate, the Compliance Officer may request a Team Member to provide additional information relating to their PA Dealing and such Team Member shall promptly comply with any such request.

2.7.7	Broker to be informed of connection with the Company

Team Members are required to inform their broker of their employment with an SFC Licensed Corporation, request that copies of their account statements be sent directly to the attention of the Compliance Officer, and provide a copy of such notification to the Compliance Officer.

2.7.8	Initial Public Offerings

Team Members are prohibited from participating in initial public offerings (“IPOs”) available to the Funds and are prohibited from using their positions to gain access to IPOs for themselves or any other person.

2.7.9	Freezing and Disposal

The Company reserves the right to require Team Members and Related Persons to reverse, liquidate, freeze or dispose of any transaction or position at any time.

2.8	Declaration of Brokerage Accounts and Holdings and Transaction Reports

2.8.1

Each Team Member must provide to the Compliance Officer within 10 days of the start of employment or the consulting arrangement (“Initial Holdings Report”) and annually thereafter (“Annual Holdings Report”) (i) a completed personal account and private investment listing form, which includes a list of all applicable brokerage accounts and a list of all private investments held by the Team Member, together with (ii) a list of all Restricted Investments held by the Team Member. Applicable brokerage accounts are those in which securities, currencies or commodities can be purchased or sold (whether or not such account currently contains any) and include:

2.8.1.1	Accounts in the name of a Team Member or Related Person or in which they have a direct or indirect beneficial interest; and

2.8.1.2

Accounts in which a Team Member or Related Person directly or indirectly controls, participates in or has the right to control or participate in investment decisions (such as a trust, company or other structure).

2.8.2	The information in the Initial Holdings Report and Annual Holdings Report must report holdings information no more than 45 days’ prior to the date of the report.

2.8.3	Prior approval from the Compliance Officer is required before a Team Member may open a new brokerage account.

2.8.4

All Team Members must ensure that on at least a quarterly basis copies of brokerage statements and contract notes subject to this Code of Ethics are promptly provided to the Compliance Officer. The quarterly brokerage statements should enable the Compliance Officer to review the following information:

2.8.4.1	The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares involved;

2.8.4.2	The nature of the transaction (purchase, sale, or other acquisition or disposition); and

2.8.4.3	The price at which the transaction was effected.

2.8.5

The Initial Holdings Report, Annual Holdings Report and quarterly brokerage statements are not required for any accounts where the Team Member or Related Person does not have the authority to make investment decisions; provided that such Team Member completes a certification or obtains a confirmation from the relevant broker at the start of his or her employment or consulting arrangement and annually thereafter.

2.9	Special Consideration with regard to Japanese Brokerage Accounts

Certain Team Members at the Company are Japanese citizens resident outside Japan but have brokerage accounts with Japanese brokers. In practice, non-residents are not permitted to trade equities through a Japanese broker in Japan. On a periodic basis, these Team Members with Japanese brokerage accounts will be required to provide the Compliance Officer with a copy of brokerage statements that confirm no voluntary trading has been done in Japan. These reports will also confirm any changes in ownership for securities held locally in Japan.

2.10	Private Investments

Team Members must also obtain prior approval for all private investments, including investments in private funds (other than the Funds), private companies and privately placed securities. Each Team Member who wishes to make a private investment must email to the Compliance Officer a completed private investment pre-clearance form. If approval is granted and the Team Member completes the investment, the Team Member must submit an updated personal account and private investment listing form.

2.11	Record Keeping

The Compliance Officer will keep a record of all approvals and disapprovals, confirmations received and each notification made by Team Members. These records will be kept for a period of seven years.

2.12	Amendment and Additions

These PA Dealing Rules are subject to amendment, and the Company may make further inquiries and request supporting materials in addition to the foregoing.

SECTION 3  CONFLICTS OF INTEREST

3.1	Conflicts of Interest

A Team Member must not deal, effect or advise in relation to transactions for a Client if (1) the Team Member or the Company has a material interest, or (2) where the Team Member or the Company has a relationship which gives rise to an actual or potential conflict of interest, unless all reasonable steps have been taken to ensure fair treatment of the Client.

The Code of Conduct places an affirmative obligation on the Company’s Senior Management to avoid conflicts of interest between the Client and the Company or Team Members. Senior Management will meet from time to time as required to address, resolve, and document any incidences of conflicts of interest, or circumstances likely to give rise to a conflict of interest. Where required, Senior Management will consult external legal advisers and other professionals to assist with any necessary review and resolution.

3.2	Outside Business Activities

No Team Member may have outside business activities, except with the prior approval of the Chief Operating Officer, including but not limited to:

3.2.1	Additional outside employment, including self-employment, commercial or business ventures and employment with other companies;

3.2.2	Consulting engagements;

3.2.3

Serving as an officer, director, trustee or attorney under a power of attorney (or in a similar fiduciary capacity) of another entity (unless doing so at the request of the Company), whether such entity is a for profit or not for profit entity;

3.2.4	Public or charitable positions; and

3.2.5	Any other activities with another entity, whether such entity is a for profit or not for profit.

Approval of business activities will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations and any other relevant regulatory issues.

If a Team Member receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the Compliance Officer.

The Compliance Officer will be responsible for keeping a register of approved outside business activities.

Team Members may not use the Company’s name in connection with any outside activity without prior approval from the Compliance Officer. Even when use is approved, care should be exercised so that the name is not used in any inappropriate manner or which could be misinterpreted as an endorsement by the Company of the Team Member’s activity.

3.3	Disclosure of Personal Relationships

Team Members are also required to make the following disclosures to the Company upon commencing employment or a consulting arrangement with the Company and annually thereafter:

3.3.1	Any existing outside business activities;

3.3.2	Any immediate family member who conducts business or works for an entity that conducts business with the Company, including Clients, trading counterparties and service providers; and

3.3.3	Any immediate family member who works for and/or is an officer, director or 5% equity owner of a public company.

All Team Members must promptly report to the Compliance Officer if previous disclosure on such potential conflicts of interest changes.

SECTION 4  GIFTS, BENEFITS IN KIND, AND RECIPROCAL ARRANGEMENTS

4.1	Prohibition on Inducements, Gifts, and Personal Benefits

Team Members should be familiar with the Prevention of Bribery Ordinance (Cap. 201) and follow related guidance issued by the Independent Commission Against Corruption. In addition, the Company is subject to Section 17(e)(1) under the 1940 Act. Particular caution should be exercised when giving gifts to employees of government bodies, whether in Hong Kong or elsewhere. In addition, Team Members are prohibited from giving an advantage or benefit to any person or company in the conduct of the Company’s business unless that person’s principal (employer) has consented.

4.2	“Compensation” under Section 17(e)(1)

Section 17(e)(1) states that “[i]t shall be unlawful for any affiliated person of a registered investment company, or any affiliated person of such person . . . acting as agent, to accept from any source any compensation (other than a regular salary or wages from such registered company) for the purchase or sale of any property to or for such registered company or any controlled company thereof, except in the course of such person’s business as an underwriter or broker.” Under section 2(a)(3)(E) of the 1940 Act, a fund’s investment adviser is an affiliated person of the fund. Under section 2(a)(3)(D), the investment adviser’s officers, directors and employees, among others, are affiliated persons of the investment adviser and are second-tier affiliates of the fund. Accordingly, the Company and its employees will be subject to Section 17(e)(1) with regard to any activities involving a 40 Act Fund.

4.3	Policies on Receiving Gifts

4.3.1

Team Members should not accept or solicit any inducement (excluding soft commission) which is likely to significantly conflict with any of their duties owed to a client. Subject only to Section 4.3.2 below, or unless they have written permission from Senior Management, no Team Member shall solicit, accept or retain personal benefits from a Client or any company or individual doing or seeking to do business with the Company.

4.3.2

Provided there is no reasonable likelihood of improper influence or interference in the performance of their duties, Team Members are permitted to accept the following WITHOUT notification to the Compliance Officer from any person or entity that does or is seeking to do business with the Company (other than an existing or prospective Client or Investor or governmental official or entity), in circumstances as stated below:

4.3.2.1	Gifts or personal benefits up to a maximum value of US$250 each or US$500 per year from or on behalf of the same person or entity;

4.3.2.2

Any normal business entertainment, such as a meal or event tickets, which is not frequent or so extravagant as to influence the proper discharge of their duties and provided the giver of the entertainment is present; or

4.3.2.3	Gifts from family or friends unconnected with the Team Member’s duties and responsibilities to the Company and its Clients.

Team Members should report any other gifts or personal benefits, including any gifts or personal benefits exceeding the maximum values described above, to the Compliance Officer.

4.3.3	The following may not be accepted by Team Members:

4.3.3.1	Gifts of cash or cash equivalents; and

4.3.3.2	Entertainment that will bring the reputation of the Company into actual or perceived disrepute.

4.3.4

In determining whether the acceptance of a particular advantage or personal benefit might be construed as improperly influencing their duties, Team Members should discuss with the Compliance Officer whether the nature of the benefit makes them feel obliged to show favor to the other party in any business dealings.

4.3.5

Prior approval will be required before a Team Member can accept any gifts or personal benefits exceeding US$500 each or per year from the same person or entity or any business entertainment that is extravagant. If approval is not granted but the Team Member has already received the gift or personal benefit, the Team Member will need to return the gift or personal benefits to the donor or dispose of them in some other way. In such a case, the Team Member should handle the situation as tactfully and courteously as possible.

4.3.6	The Compliance Officer will maintain a register of all reported gifts and personal benefits, as well as approvals granted in accordance with Section 4.3.5.

4.4	Policies on Giving Gifts to Clients, Investors and Government Officials

4.4.1

No Team Member can give or offer any gift, personal benefit or entertainment to any existing or prospective Client or Investor if it is related to or exceeds a de minimis value without the prior written approval of the Chief Operating Officer. For the avoidance of doubt, a prospective Client or Investor is any entity or person with whom the Company has met, held discussions with, or exchanged information regarding either (a) in the case of a prospective Client, a potential investment management relationship or (b) in the case of a prospective Investor, a potential investment in the Funds.

4.4.2

No Team Member can give or accept any gift, personal benefit or entertainment to or from a government official or their family members (including employees of any state-owned enterprises or other governmental entity).